Exhibit 3.4

CERTIFICATE OF CORRECTION OF
CERTIFICATE OF DESIGNATIONS,
PREFERENCES, RIGHTS AND LIMITATIONS
OF
7.00% SERIES A CONVERTIBLE CUMULATIVE PREFERRED STOCK
OF
NRC GROUP HOLDINGS CORP.

(formerly known as Hennessy Capital Acquisition Corp. III)

NRC Group Holdings Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1. The name of the corporation is NRC Group Holdings Corp.

2. A Certificate of Designations, Preferences, Rights and Limitations of 7.00% Series A Convertible Cumulative Preferred Stock of NRC Group Holdings Corp. (the “Certificate of Designations”) was filed with the Secretary of State of the State of Delaware on October 17, 2018, and the Certificate of Designations requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of two paragraphs in Annex A to the Certificate of Designations is the omission of the information that was to be provided in the brackets below:

“***If the stock price is greater than $[•] per share (subject to adjustment in the same manner as the Acquisition Price Per Share set forth in the column headings of the table above), no Fundamental Change Additional Shares will be added to the Conversion Rate.”

“****If the stock price is less than $[•] per share (subject to adjustment in the same manner as the Acquisition Price Per Share set forth in the column headings of the table above), no Fundamental Change Additional Shares will be added to the Conversion Rate.”

4. As corrected hereby, the following two paragraphs in Annex A to the Certificate of Designations shall provide as follows:

“***If the stock price is greater than $60.00 per share (subject to adjustment in the same manner as the Acquisition Price Per Share set forth in the column headings of the table above), no Fundamental Change Additional Shares will be added to the Conversion Rate.”

“****If the stock price is less than $10.23 per share (subject to adjustment in the same manner as the Acquisition Price Per Share set forth in the column headings of the table above), no Fundamental Change Additional Shares will be added to the Conversion Rate.”

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 23rd day of October, A.D. 2018.

NRC GROUP HOLDINGS CORP.

By:	/s/ Joseph Peterson
Name: Joseph Peterson
Title: Chief Financial Officer